                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO.  )(1)

                            Cade Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 127382-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 June 5, 1998
--------------------------------------------------------------------------------
           (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                      (Continued on the following pages)

                             (Page 1 of 8 Pages)

---------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 127382-10-9                 13G                     PAGE 2 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              1,887,460
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               1,887,460
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,887,460
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO,IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                     PAGE 3 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT INTERNATIONAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              955,318
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               955,318
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      955,318
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.4%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                     PAGE 4 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENTACT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              265,021
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               265,021
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      265,021
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                     PAGE 5 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADHILL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              213,568
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               213,568
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      213,568
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                     PAGE 6 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              191,361
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               191,361
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      191,361
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                     PAGE 7 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADWEST LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              213,568
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               213,568
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      213,568
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                     PAGE 8 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT INTERNATIONAL TECHNOLOGY FUND LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      ONTARIO, CANADA
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              71,800
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               71,800
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,800
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                     PAGE 9 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HONG KONG VENTURE INVESTMENT TRUST
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      CAYMAN ISLANDS
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              119,529
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               119,529
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      119,529
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                    PAGE 10 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HKVIT MANAGEMENT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              119,529
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               119,529
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      119,529
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9                 13G                    PAGE 11 OF 16 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      INTERNATIONAL NETWORK FUND LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              812,613
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               NONE
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               812,613
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      812,613
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 127382-10-9           Schedule 13G                      Page 12 of 16


Item 1.
-------

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Cade Industries, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 2365 Woodlake Drive, Suite 1200, Okemos, MI 48864.

Item 2.
-------

     (a) (b) (c)  This statement is being filed by the following entities:

     (1)     Advent International Corporation, a Delaware corporation;

     (2) Advent International Limited Partnership, a Delaware limited partnership;

     (3) HKVIT Management Limited Partnership, a Delaware limited partnership;

     (4)     ADVENTACT Limited Partnership, a Delaware limited partnership;

     (5)     Adhill Limited Partnership, a Delaware Limited Partnership;

     (6)     Adwest Limited Partnership, a Delaware limited partnership;

     (7)     Adval Limited Partnership, a Delaware limited partnership;

     (8) Advent International Technology Fund Limited Partnership, an Ontario, Canada limited partnership;

     (9)     Hong Kong Venture Investment Trust, a Cayman Islands Trust;

     (10) International Network Fund Limited Partnership; a Delaware limited partnership;

     The entities listed in subparagraphs (1) through (10) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

     (d) (e)  This statement relates to the Common Stock, par value
$0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 127382-10-9.

CUSIP NO. 127382-10-9           Schedule 13G                      Page 13 of 16


Item 3.         Filing pursuant to Rule 13d-1(b), or 13d-2(b).

     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).

Item 4.         Ownership.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of March 31, 1998) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                          Number of Shares        Percentage
                                        ------------------         of Shares
Reporting Person                        Common                    Outstanding
----------------                        -------------------       -----------
Adventact Limited Partnership (1)         265,021                     1.2%
Adhill Limited Partnership (1)            213,568                     1.0%
Adwest Limited Partnership (1)            213,568                     1.0%
Adval Limited Partnership (1)             191,361                     0.9%
Advent International Technology
Fund Limited Partnership (1)               71,800                     0.3%
Advent International Limited
Partnership (1)                           955,318                     4.4%
                                        ---------                     ----
Hong Kong Venture Investment Trust (2)    119,529                     0.5%
                                        ---------                     ----
HKVIT Management Limited
Partnership (2)                           119,529                     0.5%
International Network Fund
Limited Partnership (3)                   812,613                     3.7%
                                        ---------                     ----
Advent International Corporation        1,887,460                     8.6%
                                        =========                     ====
Total Ownership of Group                1,887,460                     8.6%
                                        =========                     ====

     (1) Advent is the General Partner of AILP which in turn is the General Partner of the indicated reporting persons. As such, Advent has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of Advent and AILP derives from such power.

     (2) Advent is the General Partner of Management which serves as the trust manager of Hong Kong Venture Investment Trust. As such, Management has the power to vote and dispose of the securities of Hong Kong Venture Investment Trust. The beneficial ownership of Management and its General Partner derives from such power.

     (3) Advent is the General Partner of International Network Fund Limited Partnership ("INF"). As such, Advent has the sole power to vote and dispose of the securities of INF. The beneficial ownership of Advent derives from such power.

CUSIP NO. 127382-10-9           Schedule 13G                      Page 14 of 16



     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.      Ownership of Five Percent or Less of a Class.

             Not Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.

     The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.      Notice of Dissolution of Group.

             Not Applicable.


(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

CUSIP NO. 127382-10-9           Schedule 13G                      Page 15 of 16


Item 10.   Certification.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


June 11, 1998

ADVENT INTERNATIONAL CORPORATION
By:     Janet L. Hennessy
        Vice President                              /s/ Janet L. Hennessy
                                             -----------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                              /s/ Janet L. Hennessy
                                             -----------------------------------

ADHILL LIMITED PARTNERSHIP
By:     Advent International Limited Partnership,
        General Partner
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                              /s/ Janet L. Hennessy
                                             -----------------------------------

ADVENTACT LIMITED PARTNERSHIP
By:     Advent International Limited Partnership,
        General Partner
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                              /s/ Janet L. Hennessy
                                             -----------------------------------


ADWEST LIMITED PARTNERSHIP
By:     Advent International Limited Partnership,
        General Partner
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                              /s/ Janet L. Hennessy
                                             -----------------------------------

CUSIP NO. 127382-10-9           Schedule 13G                      Page 16 of 16


ADVENT INTERNATIONAL TECHNOLOGY FUND LIMITED PARTNERSHIP
By:     Advent International Limited Partnership,
        General Partner
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                              /s/ Janet L. Hennessy
                                             -----------------------------------



INTERNATIONAL NETWORK FUND LIMITED PARTNERSHIP
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                             /s/ Janet L. Hennessy
                                             -----------------------------------


HONG KONG VENTURE INVESTMENT TRUST
By:     HKVIT Management Limited Partnership,
        Trust Manager
By:     Advent International Corporation,
        General Partner
By:     Janet Hennessy
        Vice President                             /s/ Janet L. Hennessy
                                             -----------------------------------